154 West 42nd Street, NY, 10036 USA | Nasdaq.com

Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

August 31, 2023

Ann Dennison
[Address]

Dear Ann:

This General Release and Separation Agreement (“Agreement”), reflects our mutual agreement and understanding concerning your departure from Nasdaq, Inc. or any of its subsidiaries or affiliates (the “Company”), as set forth below. Please review the following information and address any questions you may have concerning this notice to the Chief People Officer, Bryan Smith. This Agreement becomes valid upon the Company’s receipt of your signed and dated copy.

1.Separation Date and Transition Period

As of December 31, 2023 (“Separation Date”), you will longer be an employee of the Company. Between August 30, 2023 (“Transition Date”) and December 1, 2023, (the “Transition Period”), you agree to perform the duties of Executive Vice President, Chief Financial Officer as assigned by the Chair and CEO. During the Transition Period, your regular salary will remain unchanged at $650,000 per annum and you shall remain fully eligible for participation in the Company’s benefits plans in which you now participate through the Separation Date. As of December 1, 2023, or such other date when your successor commences employment as Executive Vice President and Chief Financial Officer of the Company, you will resign your title as Executive Vice President and Chief Financial Officer as well as your executive responsibilities as an officer or director of any subsidiaries and affiliates of the Company as of such date. During the period of December 1, 2023 through the Separation Date, you shall continue as an employee of the Company and serve as an advisor to the new chief financial officer to facilitate an orderly transition.

You will receive a bonus payment under the Executive Incentive Plan for 2023 based upon your performance and target bonus opportunity of $975,000. The 2023 bonus will be paid on or about March 1, 2024, and the amount will be determined based upon the applicable 2023 goal scoring. If Nasdaq terminates your employment due to gross misconduct or gross negligence, or you voluntarily resign before December 31, 2023, you will not be entitled to any part of the 2023 CIP bonus. All equity grants normally scheduled to vest prior to the Separation Date shall vest on schedule.

You will also be paid for all accrued but unused vacation, following Separation Date. Your health benefits provided through the Company will continue through the end of the month of your Separation Date. You and your eligible dependents may elect benefit continuation coverage if you timely apply for COBRA benefits. The Company will provide you with information regarding your COBRA rights in a separate mailing.

2.Separation Benefits

In consideration for signing and not revoking this Agreement, in full settlement of any compensation and benefits to which you would otherwise be entitled, and in exchange for the promises, covenants, releases, and waivers set forth herein, the Company, subject to final approval by the Management Compensation Committee, will do the following:

a.The Company will provide you a separation payment of $1,950,000, equal to 1.5X salary plus 1X TBO (minus applicable taxes and withholdings) (“the Separation Payment”), provided you continue to perform services as described in Section 1, above, through the Transition Period. The Separation Payment will be paid in periodic payments on the Company’s regular pay schedule beginning after your Separation Date.

b.You will (i) be entitled to continued vesting of the Three-Year Performance Share Units (PSU’s) granted on April 1, 2021 (“2021 Grant”) and April 1, 2022 (“2022 Grant”), scheduled to vest on December 31, 2023 and December 31, 2024, unless your employment ends any time before December 31, 2023 due to your resignation, gross misconduct, or gross negligence; and (ii) you will also be entitled to continued vesting of outstanding Restricted Stock Units (RSUs) scheduled to vest on April 1, 2024, April 1, 2025, and April 3, 2025. To the extent this Agreement conflicts with all relevant Equity Agreements, this Agreement will apply, provided that the time and form of settlement of the PSU’s shall be governed by the terms of the applicable award agreement and governing plan document.

c. You will receive a one-time discretionary lump sum payment of $40,000 minus applicable taxes and withholdings, within 30 days of the Separation Date to support healthcare costs.

d.You will be eligible for senior executive full service professional outplacement assistance for a period of 12 months, at the Company’s expense, up to a maximum of $50,000.

e.The Company will continue to provide, following your Separation Date, financial and tax services (currently provided by Ayco) and executive physical exams (currently provided by EHE International) for 18 months.

f.You acknowledge and agree that the Separation Payments and any other payment or benefits provided to you and on your behalf pursuant to this Agreement, including but not limited to, the legal representation and indemnification identified in Paragraph 6 of this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to your employment; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled.

g.If you accept another position with the Company, or materially violate the terms of any employment restrictions noted herein and such violation remains uncured after written notice from the Company, while you are receiving separation payments and benefits under this paragraph, you will not receive any additional separation payments and benefits following your start date in the new position or date of such material violation.

h.You agree that compensation and benefits provided by the Company, including any under this Agreement, will be subject to clawback or recoupment by the Company under any applicable clawback or recoupment policy that is generally applicable to the Company’s executives, as may be in effect from time-to-time, or as required by applicable law.

3.General Release of Claims. You, for yourself and your heirs, executors, administrators, assigns, agents and beneficiaries, if any, each in their capacity as such, do hereby agree to execute and be bound by this General Release of Claims. You acknowledge and agree that the Separation Payment and other benefits (including vesting of equity awards) provided to you and on your behalf pursuant to this Agreement: (i) is in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to your employment; and (ii) exceeds any payment, benefit, or other thing of value to which you might otherwise be entitled. You release the Company from all Claims (as defined below) through the date of this Agreement. You agree not to file a lawsuit or arbitration to assert any such Claim. Further, you agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, you will not seek or accept any personal relief in such action. In exchange for your waiver of Claims, the Company, its subsidiaries, directors, and agents acting on behalf of the Company expressly waive and release any and all Claims against you that may be waived and released by law, and agree not to file a lawsuit or arbitration to assert any such Claims.

a.Definition of “Claims.” Except as stated below, “Claims” includes without limitation all actions or demands of any kind that you may now have or have had or reasonably known you should have had (although you are not being asked to waive Claims that may arise after the date of this Agreement). More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected, or unsuspected. The nature of Claims covered by this release includes without limitation all actions or demands in any way based on your employment with the Company, the terms and conditions of such employment, or your separation from employment. More specifically, all of the following are among the types of Claims which are waived and barred by this General Release of Claims to the extent allowable under applicable law:

•Contract Claims, whether express or implied;

•Tort Claims, such as for defamation or emotional distress;
•Claims under federal, state, and municipal laws, regulations, ordinance or court decisions of any kind;

•Claims of discrimination, harassment, or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, genetic information, national origin, or any other legally protected class;

•Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act as amended, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances;

•Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the False Claims Act, and similar state and local statutes, laws and ordinances;

•Claims for wrongful discharge; and

•Claims for attorneys’ fees, including litigation expenses and/or costs.

The foregoing description of claims is intended to be illustrative and is not exhaustive.

b.Exclusions: Notwithstanding any other provision of this release, the following are not barred by the release: (a) Claims arising after the date of this Agreement, including Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims which are not legally waivable, including SEC whistleblowing claims pursuant to Rule 21F17, Claims to COBRA, workers’ compensation, and unemployment insurance; (d) Claims by you for indemnification, contribution, advancement or defense as provided by, and in accordance with the terms of the Company by-laws, articles of incorporation, liability insurance coverage, or applicable law; and (e) Claims by you for accrued vested benefits and compensation under the Company’s respective benefits and compensation plans. In addition, this General Release of Claims will not operate to limit or bar your right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC. However, the release does bar your right to recover any personal or monetary relief for Claims, including if you or anyone on your behalf seeks to file a lawsuit or arbitration on the same basis as the charge of discrimination.

4.Confidentiality. You agree to keep the terms of this Separation Agreement confidential, except that you may disclose the terms to your immediate family, attorneys, accountants, or tax planners, in response to a subpoena, or as otherwise specifically permitted, required, or ordered by law. Nothing in this Agreement should have a chilling effect on your ability to engage in whistleblowing activity, by prohibiting or restricting you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC or FINRA regarding your employment at the Company, and nothing prevents you from reporting to, communicating with, contacting, responding to an inquiry from, providing relevant information to, participating or assisting in an investigation conducted by, or receiving a monetary award from the SEC or any other governmental enforcement agency related to such communication (except as noted in Section 3(b) above).

5.Cooperation and Legal Representation. You agree to reasonably cooperate with the Company in transitioning your responsibilities and in relation to any actual or threatened legal proceedings concerning Companyrelated matters about which you have relevant knowledge. The Company’s requests pursuant to this Section shall take into consideration your personal and business commitments and the amount of notice provided to you. The Company will also reimburse you, in accordance with the Company’s policy, for reasonable out of pocket travel and other incidental expenses that you incur as a result of your cooperation pursuant to this paragraph (including reasonable attorneys’ fees if a conflict arises between you and the Company).
6.Non-Disparagement. You agree that you will not disparage or defame the reputation, character, image, products, or services of the Company or the Released Parties, provided that you shall respond accurately and fully to any question, inquiry, or request for information when required by legal process. The Company agrees that neither the Company nor its directors and senior executive officers shall disparage or defame you or your reputation, character, or image, provided that they will respond accurately and fully to any question, inquiry or request for information when required by legal process.

7.Non-Admission. This Agreement does not represent an admission of liability or finding of wrongdoing by you, the Company, or any of Releases.

8.Return of Company Property. You agree to promptly return to the Company all property that belongs to the Company, including without limitation all equipment, supplies, documents, files (electronic and hardcopy), and computer disks in good working order. You agree not to “wipe” or otherwise destroy, erase, or compromise company files, records or information contained on any Companyissued electronic equipment prior to returning these items. You further agree to remove from any personal computer all data files containing Company information. Notwithstanding the foregoing, you may take and retain an electronic copy of your contact list and calendar, and any files or information relating to your employment relationship with the Company or this Agreement, or as may be necessary for preparation of your personal income tax returns. You may retain your Company-provided iPad and iPhone (provided the Company shall have the right to delete all files and emails containing confidential or proprietary information) and the Company will take all action necessary with the carrier to transfer your iPhone number to your personal account.

9.Continuing Obligations. You acknowledge your continuing obligations to the Company contained in any proprietary rights or other confidentiality agreements that you signed in favor of the Company during your employment, including the continuing obligations agreement you have previously signed related to confidentiality, nonsolicitation of customers and employees, and intellectual property protection/inventions assignment.

10.Non-Competition. For a period of 12 months from your Separation Date you shall not, directly or indirectly, without the prior written permission of the Company, anywhere in the world where at the date of such termination the Company is doing business or planning to do business, enter into the employ of or render any services to: InterContinental Exchange, CME Group, CBOE Holdings, Deutsche Borse, London Stock Exchange Group, TMX, MEMX, IEX, MIAX, LTSE, Fenics, Euronext, BCG Partners, Refinitiv, MSCI, Fidelity National Information Services, Fiserv, SS&C, Marketaxess, Tradeweb, Hong Kong Exchange, Singapore Exchange, Japan Exchange, B3, ASX, S&P Global, Moody's, Thomson-Reuters, IHS Markit, Verisk, Factset, Morningstar, Diligent, and Broadridge. This paragraph supersedes any prior noncompete restriction you signed in your capacity as an employee of the Company. All other restrictions from prior agreements, including nonsolicitation of customers or employees, remain, as noted in Section 9 above.

You acknowledge and agree that the provisions of, and your obligations under, this Agreement are reasonable in scope and necessary for the protection of the Company and its legitimate business interests; that your breach (or threatened breach) of any such provisions or obligations may result in grave and irreparable harm to the Company, inadequately compensable in money damages; and that the Company shall be entitled to seek, in addition to any legal remedies that might be available to it, injunctive relief to prevent and/or remedy such a breach or threatened breach Upon the issuance (or denial) of an injunction, the underlying merits of any dispute shall be resolved in accordance with the arbitration provisions of Section 12 of this Agreement.

11.Breach. Should you materially breach this Agreement, and such breach continues for a period of at least 30 days after you receive written notice thereof from the Company, then:

a.The Company shall have no further obligations to you under this Agreement (including but not limited to any obligation to make any further payments to you or on your behalf);
b.The Company shall be entitled to recoup the amount of any payment you received pursuant to this Agreement, but only to the extent that you are determined to owe such an amount pursuant to an arbitration proceeding undertaken pursuant to Section 12 hereof;

c.The Company shall have all rights and remedies available to it under this Agreement and any applicable law; and

d.All of your promises, covenants, representations, and warranties under this Agreement shall remain in full force and effect.

Should the Company materially breach this Agreement and such breach continues for a period of at least 30 days after the Company receives written notice thereof from you asserting such breach has occurred, then you shall have no further obligations under this Agreement, you shall have all rights and remedies available to you under this Agreement and any applicable law, and all of the Company’s promises, covenants, representations, and warranties under this Agreement shall remain in full force and effect.

12.Arbitration. Any dispute arising between the parties under this Agreement (except as provided in Section 3 of this Agreement), under any statute, regulation, or ordinance, and/or in connection with your employment or termination thereof, shall first be submitted to mandatory mediation at the American Arbitration Association (“AAA”) for resolution in New York. If the dispute remains unresolved, it shall then be submitted to binding arbitration before the AAA. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted by a single arbitrator, in accordance with the AAA’s Employment Arbitration Rules. The arbitrator’s decision shall be final and binding on the parties, and judgment on any award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and you shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of your legal counsel, who also shall be bound by these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. To the extent allowable by law, the parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. The Company shall bear the costs and expenses of any mediation and/or arbitration. The arbitrator shall have the authority to award attorneys’ fees to a party who substantially prevails.

13.Severability. You agree that if any provision of this General Release of Claims is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity, with a view to enforcing the parties’ intention as set forth in this Agreement to the extent permissible. All remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

14.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of New York, excluding any choice of law principles. It constitutes the parties’ entire agreement, arrangement, and understanding regarding the subject matter herein, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between you on one hand and the Company on the other hand regarding the same subject matter. It may not be modified, amended, discharged, or terminated, nor may any of its provisions be varied or waived, except by a further signed written agreement between the parties. It shall be binding upon the signing parties and their respective heirs, legal representatives, successors, and assigns.
15.Advice to Consult Legal Representative and Consideration Period. The Company recommends that you consult with an attorney of your own choosing, at your own expense, with regard to entering into this Agreement. You acknowledge that you have carefully read and understand the provisions of this Agreement. You have been provided with a consideration period consisting of at least twenty-one (21) calendar days to consider the terms of the General Release of Claims from the date this Agreement first was presented to you. You understand that any change to this offer, whether material or immaterial, will not restart the running of the consideration period. You understand that you may take the entire consideration period to consider this Agreement and that you may return this Agreement in less than the full consideration period only if your decision to shorten it was knowing and voluntary and was not induced in any way by the Company.

16.Revocation Period. You have seven (7) calendar days from the date you sign this General Release of Claims to revoke it if you choose to do so. If you elect to revoke, you must give written notice of such revocation to Employer by emailing it to [***] within the seven (7) calendar day period. You understand that if you revoke this General Release of Claims, you will not be entitled to the benefits offered as consideration for this Agreement.

17.Employee Certification - Validity of Agreement. You certify that you have carefully read this Agreement and have executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. You further declare that you are competent to understand the content and effect of this Agreement and that your decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information. You have not relied on any information except what is set forth in this Agreement.

18.Section 409A. It is the intent of the parties to this Agreement that no payments under this Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. If any provision of this Agreement (or of any award of compensation due to you under this Agreement) would cause you to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that any payment to you or any benefit hereunder is made upon, or as a result of your termination of employment, and you are a “specified employee” (as that term is defined under Code Section 409A) at the time you become entitled to any such payment or benefit, and provided further that such payment or benefit does not otherwise qualify for an applicable exemption from Code Section 409A, then no such payment or benefit shall be paid or commenced to be paid to you under this Agreement until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment (the “Delay Period”). Any payments which you would otherwise have received during the Delay Period shall be payable to you in a lump sum on the date that is six (6) months and one (1) day following the effective date of your termination.

19.    Miscellaneous. This Agreement (i) may be executed in identical counterparts, which together shall constitute a single agreement; and (ii) shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. For the avoidance of doubt, in the unlikely event that you die prior to receiving all consideration set forth herein, the Company shall provide all such consideration to your estate at the same times as otherwise required to the extent permitted by law.
NOTICE TO EMPLOYEE: YOUR SIGNATURE INDICATES THAT YOU HAVE CAREFULLY READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT, RELEASE AND WAIVER OF CLAIMS AND RIGHTS, THAT YOU WERE ADVISED TO CONSULT AN ATTORNEY ABOUT THIS AGREEMENT, THAT THIS AGREEMENT PROVIDES BENEFITS TO WHICH YOU ARE NOT OTHERWISE ENTITLED AND THAT YOU ARE SIGNING THIS DOCUMENT VOLUNTARILY AND NOT AS A RESULT OF COERCION, DURESS OR UNDUE INFLUENCE.

/s/ Ann M. Dennison                             October 11, 2023
Signature    Date

Ann M. Dennison
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On behalf of Company:

/s/ Bryan Smith                             October 11, 2023
Signature    Date

Bryan Smith
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